CONTACTS
From: Anthony J. DeFazio	For: Todd Jensen
DeFazio Communications, LLC	American Realty Capital Healthcare Trust, Inc.
tony@defaziocommunications.com	tjensen@arlcap.com

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Increases Distribution Rate

New York, NY, December 10, 2011 – American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced today that its board of directors had approved and the Company declared an increase to the Company’s distribution rate from a 6.60% to a 6.80% annualized rate based on the common share price of $10.00. The dividend increase is expected to be covered by MFFO.

The board of directors unanimously approved such dividend increase as a result of the Company’s earnings growth through accretive acquisitions.  On November 23, 2011, the Company announced that it had closed on three properties aggregating $60.3 million, representing the second tranche of a portfolio of ten high-quality, income producing healthcare facilities.  These three acquisitions increased the total size of ARC Healthcare’s portfolio to $129.2 million.

The new distribution rate will begin to accrue on January 1, 2012. The Company’s distributions will continue to be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.